Exhibit 99.1

Identiv Closes $30 Million Public Offering of Common Stock

FREMONT, California, September 16, 2014 — Identiv, Inc. (NASDAQ:INVE), a global security technology company that provides trust solutions for premises, information and everyday items, announced the closing of an underwritten public offering of 2,000,000 shares of its common stock at a public offering price of $15.00 per share. Identiv has also granted the underwriter a 30-day option to purchase up to an additional 300,000 shares of common stock to cover overallotments, if any.

Identiv received net proceeds of approximately $27.3 million from the sale of common stock, after deducting the underwriting discount and estimated offering expenses payable by us. Identiv intends to use the net proceeds from the offering for working capital and other general corporate purposes, including the acquisition of, or investment in, companies, technologies, products or assets that complement Identiv’s business.

Cowen and Company, LLC acted as the underwriter for the offering.

The offering was made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). A final prospectus supplement and accompanying prospectus describing the terms of the offering were filed with the SEC. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806. The final prospectus supplement and accompanying prospectus also will be available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements

This press release contains certain “forward-looking statements” related to the businesses of Identiv, Inc., which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans” or similar expressions, including expectations regarding the planned use of the net proceeds from the offering. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the SEC. Identiv is not under obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise

SOURCE: Identiv, Inc.

Investor Relations Contact:

Lennart Streibel

Identiv, Inc.

+1 949-553-4251

IR@identiv.com

Identiv Media Contacts:

Lesley Sullivan/Joann Wardrip

MSLGROUP

781-684-0770

identivgroup@mslgroup.com